Exhibit 8.1

[KILPATRICK STOCKTON LLP LOGO]	Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

April 6, 2007

Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4, File No. 333-141389 (as amended through the date hereof, the "Registration Statement") of Equifax Inc., a Georgia corporation ("Equifax"), relating to the proposed merger of TALX Corporation, a Missouri corporation, with and into Chipper Corporation, a wholly-owned subsidiary of Equifax.

        We have acted as counsel to Equifax in connection with the Registration Statement and have participated in the preparation of the discussion set forth in the section entitled "The Merger—Material United States Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
KILPATRICK STOCKTON LLP
By:	/s/ LARRY D. LEDBETTER Larry D. Ledbetter, a Partner